UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2014
TELENAV, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34720 (Commission File Number)	77-0521800 (I.R.S. Employer Identification No.)

950 De Guigne Drive
Sunnyvale, California 94085
(Address of principal executive offices) (Zip code)
(408) 245-3800
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Senior Vice President of Engineering
On March 13, 2014, Vincent Uttley was appointed as the Senior Vice President of Engineering of Telenav, Inc. (the “Company”).
From 2012 to May 2014, Mr. Uttley was Vice President of Product Development of Jawbone. From 2011 to 2012, Mr. Uttley was Vice President of Product Development and User Experience at Amazon Lab 126. Prior to that, Mr. Uttley held positions at Acceleration Consulting Services, Rovi Corporation and Sony Corporation of America. Mr. Uttley holds a B.S. in Electrical Engineering from the University of California, Davis.
In connection with Mr. Uttley’s employment with the Company, Mr. Uttley and the Company entered into an employment offer letter executed on April 8, 2014 (the “Offer Letter”) and an Employment Agreement executed on April 11, 2014 (the “Employment Agreement”), which provide for, among other things the following compensation arrangements:
(i) A base annual salary of $350,000 and an annual incentive opportunity target up to 60% of Mr. Uttley’s base salary as part of the 2013 Telenav Incentive Plan. The annual incentive bonus will be based on successful execution of set objectives.
(ii) An initial grant of a restricted stock unit (“RSU”) for 250,000 shares of the Company’s common stock, which will vest in four equal amounts annually over the next four years.
(iii) In the event the Company terminates the employment of Mr. Uttley other than for Cause (as defined in the Employment Agreement), death or disability, and the termination is earlier than two months prior to a Change of Control or after twelve months following a Change of Control (as defined in the Employment Agreement), then, subject to certain conditions, Mr. Uttley will be entitled to receive the following:

•	a lump sum severance payment equal to twelve months of his base salary in effect immediately prior to his termination;

•
a lump sum pro-rated payment equal to his bonus for the year in which the termination occurs (adjusted as appropriate based on the extent to which any applicable performance objectives have then been achieved and the relative weighting as determined solely at the discretion of the Company’s board of directors or compensation committee); and

•
coverage for Mr. Uttley and his eligible dependents under the Company’s Benefit Plans (as defined in the Employment Agreement) until the earlier of twelve months from the date of his termination of employment with the Company or the date upon which he and his dependents become covered under similar plans.

(iv) In the event Mr. Uttley is terminated other than for Cause, death or disability, or Mr. Uttley resigns with the Company for Good Reason (as defined in the Employment Agreement) and the termination occurs upon or within two months prior to or twelve months following a Change of Control (as defined in the Employment Agreement), then, subject to certain conditions, Mr. Uttley will be entitled to receive the following:

•	a lump sum severance payment equal to twelve months of his base salary in effect immediately prior to his termination;

•
a lump sum pro-rated payment equal to his bonus for the year in which the termination occurs (adjusted as appropriate based on the extent to which any applicable performance objectives have then been achieved and the relative weighting as determined solely at the discretion of the Company’s board of directors or compensation committee);

•
coverage for Mr. Uttley and his eligible dependents under the Company’s Benefit Plans (as defined in the Employment Agreement) until the earlier of twelve months from the date of his termination of employment with the Company or the date upon which he and his dependents become covered under similar plans; and

•
all outstanding equity awards held by Mr. Uttley will immediately vest and become exercisable and the awards will remain exercisable, to the extent applicable, following the date of his termination for the period prescribed in the respective plan and agreement for each award.

 In order to receive the severance benefits described above upon a termination of Mr. Uttley’s employment with the Company, Mr. Uttley is obligated to refrain from soliciting the Company’s employees to leave the Company for a one year period after the termination of his employment, continue to observe and maintain the confidentiality of all confidential and proprietary information and provide the Company with an executed separation agreement and release of claims.
Also in connection with Mr. Uttley’s employment with the Company, the Company and Mr. Uttley will enter into an indemnification agreement (the “Indemnification Agreement”), which will provide, among other things, that subject to the procedures set forth in the Indemnification Agreement, the Company will indemnify Mr. Uttley to the fullest extent permitted by law in the event he was, is or becomes a party to or a participant in, or is threatened to be made a party to or a participant in, a Proceeding (as defined in the Indemnification Agreement), subject to certain conditions as set forth in the Indemnification Agreement. The Indemnification Agreement also provides for the Company to advance expenses to Mr. Uttley, subject to certain conditions as set forth in the Indemnification Agreement.

The foregoing summary of the Offer Letter, the Employment Agreement and the Indemnification Agreement are qualified in their entirety by reference to the full text of such agreements referenced as Exhibit 10.30, Exhibit 10.31 and Exhibit 10.3 hereto, respectively, and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit Number	Description
10.30*	Employment Offer Letter dated April 8, 2014 from Telenav, Inc. to Vincent Uttley
10.31*	Vincent Uttley Employment Agreement dated April 11, 2014 by and between Telenav, Inc. and Vincent Uttley
10.3+	Form of Indemnification Agreement between Telenav, Inc. and Vincent Uttley

*    To be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2014.
+    Incorporated by reference from Exhibit 10.1 to Form S-1 (File No. 333-162771) dated October 30, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELENAV, INC.

Date: May 16, 2014	By: /s/ Loren Hillberg
Name: Loren Hillberg
Title: General Counsel